Filed Pursuant to Rule 433
Registration No. 333-145888
Baker Hughes Incorporated
Pricing Term Sheet
Relating to the Prospectus Supplement dated October 23, 2008
6.50% Notes due 2013
7.50% Notes due 2018

Issuer:	Baker Hughes Incorporated
Expected Ratings:	A2 / A / A (Moody’s / S&P / Fitch)
Format:	SEC Registered
Ranking:	Senior Notes
Trade Date:	October 23, 2008
Settlement Date:	T+3; October 28, 2008
Bookrunners:	Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc.
Senior Co-Managers:	Barclays Capital Inc., Greenwich Capital Markets, Inc., Lazard Capital Markets LLC, UBS Securities LLC

Junior Co-Managers:	BBVA Securities, Inc., Danske Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, UCI Capital Markets, Inc.

Title:	2013 Notes	2018 Notes
Size:	US $500,000,000	US $750,000,000
Maturity:	November 15, 2013	November 15, 2018
Interest Payment Dates:	May 15 and November 15	May 15 and November 15
First Payment Date:	May 15, 2009	May 15, 2009
Coupon:	6.50%	7.50%
Price to Public:	99.762%	99.444%
Benchmark Treasury:	3.125% due September 30, 2013	4.00% due August 15, 2018
Benchmark Treasury Price:	102-20	103-14+
Benchmark Treasury Yield:	2.555%	3.579%
Spread to Benchmark Treasury:	+400 bps	+400 bps
Yield to Maturity:	6.555%	7.579%
Make-Whole Call:	T+50 bps	T+50 bps
CUSIP:	057224AX5	057224AY3
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.
This Pricing Term Sheet is qualified in its entirety by reference to the Prospectus Supplement referenced above. The information in this Pricing Term Sheet supplements the Prospectus Supplement and supersedes the information in the Prospectus Supplement to the extent inconsistent with the information set forth in the Prospectus Supplement.